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Plantronics Announces Maria Martinez as a New Board Member
SANTA CRUZ, Calif., September 21, 2015 -- Plantronics (NYSE: PLT) today announced the appointment of Maria Martinez to its Board of Directors effective Sept. 21, 2015. Ms. Martinez brings more than 35 years of leadership experience across a variety of technology sectors including software, services, networking technology, and hardware. Currently, Ms. Martinez is president of Sales and Customer Success at Salesforce.
“We are very pleased to welcome Maria to the Plantronics Board of Directors,” said Marv Tseu, Chairman of the Board, Plantronics. “Maria’s expertise in cloud-based enterprise software aligns perfectly with Plantronics strategic solutions and growth initiatives. We look forward to her guidance as we continue to expand the company’s business.”

During her tenure at Salesforce, Ms. Martinez significantly reduced the annual customer attrition rate and created a successful strategy that shifted services from a cost center to a profit center. Prior to joining Salesforce, Ms. Martinez led Microsoft Services and also its Communications Sector Group, where she had P&L responsibility and developed novel solutions, such as bundling Xbox and mobile phones with wireless carriers internationally and developing an early “cloud” platform that allowed carriers to offer cloud services to customers.

Ms. Martinez holds a Bachelor’s of Science degree in electrical engineering from the University of Puerto Rico, San Juan, and a Master’s of Science degree in computer engineering from Ohio State University.

About Plantronics
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology, creating innovative products that allow people to simply communicate. From unified communication to Bluetooth® headsets to gaming solutions, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100™, as well as 911 dispatch, air traffic control and various mission-critical applications for those on the frontline. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics is a trademark of Plantronics, Inc. registered in the US and other countries. The Bluetooth trademark is owned by Bluetooth SIG, Inc. and any use of the mark by Plantronics, Inc. is under license. Salesforce, Salesforce1, AppExchange and others are among the trademarks of salesforce.com, inc. All other trademarks are property of their respective owners.